Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3, No. 333-189631) of Finisar Corporation, for the registration of common stock, preferred stock, debt securities, warrants and units, and

2)
Registration Statements (Forms S-8, Nos. 333-200729, 333-191005, 333-183744, 333-178381, 333-169294, 333-163710, 333-153602, 333-136933, 333-125147, 333-117479, 333-107884, 333-89520 and 333-65330) pertaining to the Finisar Corporation 401(k) Profit Sharing Plan, the Finisar Corporation 2005 Stock Incentive Plan, the Finisar Corporation 2009 Employee Stock Purchase Plan, the Finisar Corporation 2001 Nonstatutory Stock Option Plan, the 1999 Stock Option Plan of Finisar Corporation, the Optium Corporation 2000 Stock Incentive Plan, the Optium Corporation 2006 Stock Option and Incentive Plan, and the Optium Corporation Warrants to Purchase Common Stock;

of our reports dated June 19, 2015, with respect to the consolidated financial statements and schedule of Finisar Corporation, and the effectiveness of internal control over financial reporting of Finisar Corporation, included in this Annual Report (Form 10-K) of Finisar Corporation for the year ended May 3, 2015.

/s/ Ernst & Young LLP

San Jose, California
June 19, 2015